SUBSIDIARIES OF THE COMPANY

LA Internet, Inc., a California corporation
MBM Capital Group, Inc., a Nevada corporation
Allstates Communication, Inc., a Nevada corporation
Global GPP Corp. (80%), a North Carolina corporation (100% owned subsidiary: GPP Hungary Kft, a Hungary corporation)